EXHIBIT 99.1

Healthtalk Live Launches Healthy Hemp Snack

As Part of Hemp History Week

Los Angeles, May 23, 2017 (GLOBE NEWSWIRE) - Healthtalk Live, Inc. (OTCQB: HLTK) a fully reporting consumer goods company specializing in hemp-infused food and beverage products, announced today the official flagship product launch of the Company's snack brand, Humbly Hemp. The new product will be an innovative snack bar will be featured on Hemp History Week, starting June 5, 2017.

In celebration of Hemp History Week, Healthtalk Live will participate in a trendy retail brand awareness marketing campaign known as a Pop-Up Event. The event will take place on Pico Blvd in Los Angeles in front of the Company’s soon to be opened Showroom space and brand headquarters of Humbly Hemp.

Humbly Hemp

11749 W. Pico Blvd.

Los Angeles, CA 90064

The Santa Monica based company sells health conscience snacks enriched with hemp protein. The flagship product launch features three delicious hemp enriched healthy snack bar - Cocoa and Sea Salt, Berry Vanilla, and Cinnamon Date. All the products have been certified kosher, certified gluten free, and manufactured in a dedicated facility free of the top 11 food allergens in North America.

Daniel Crawford, President and Chief Executive Officer of Healthtalk Live said. “More than ever, people are on the go, but that doesn’t mean they should sacrifice quality nutrition. Southern California is the mecca of the health and wellness movement. Health foods are not just a trend here. They are a way of life. Consumer awareness surrounding the benefits of hemp in Southern California is widely accepted and will blaze the path for a nationwide food craze that will sweep across the country.”

Crawford continued, "We have several exciting hemp-based product introductions that will be rolling out in the next fiscal year designed for health conscience people on the go. Our flagship snack bars will soon be first choice to get through those daily hurdles and come through the other side feeling great! Hemp is a complete protein that checks off every single box when it comes to fuel, amino acids, Omega 3, 6, and 9, and a broad spectrum of other essential vitamins and minerals.”

Crawford concluded, “Our initial distribution is planned for the Southern California market. Nationwide distribution will first be available through our website. Our flagship snack bar, Humbly Hemp, will be available for presale online starting June 5th in unison with Hemp History Week, followed by beverages and other snack introductions later this year.”

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About Pop-Up Events:

From retail marketing to experiential dining, Pop-Up Events are gaining in popularity since their inception about a decade ago. But Pop-Ups are more than just a trendy, “seemingly unplanned” or temporary happening. Pop-Up Events have real power in building brand awareness while impressing a new audience.

About Hemp History Week:

The 8th Annual Hemp History Week is June 5-11, 2017. By working together with grassroots organizers, farmers, producers, and advocates from all walks of life can change federal policy on hemp in the U.S.

To learn more visit: http://hemphistoryweek.com/

About Healthtalk Live, Inc.:

Healthtalk Live, Inc., a Santa Monica California based consumer and media company specializing in brand development of health conscious, hemp-infused food and beverage products.

Humbly Hemp is a product line of delicious hemp-based products. The snack line will feature hemp and based foods that will delight the palette of consumers and thrill retailers with America’s fastest growing food category.

For interested investors, our stock symbol is HLTK.

Corporate Website:

Order product online and join our email list

To stay informed with up-to-the-minute details on the upcoming launch and local happenings, friends and fans of the hemp-friendly company can sign up for the Humbly Hemp Founders Club by visiting the official website:

http://www.HumblyHemp.com

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For Humbly Hemp Distribution Contact:

Daniel Crawford (424) 259-3521

Daniel.Crawford@HumblyHemp.Com

Visit us on Facebook: https://www.facebook.com/humblyhemp/?fref=ts

Follow us on twitter: https://twitter.com/HumblyHemp?

Visit us on Investors Hangout: http://investorshangout.com/HealthTalk-Live-Inc-HLTK-91651/

Investors Hangout is the only authorized Investors blog page for Health Talk Live, Inc.

Safe Harbor Act: This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties including, but not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic business conditions and the ability to attract and retain skilled personnel. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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